EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this registration statement on Form S-4 of Pioneer Natural Resources Company (“Pioneer”) and the related joint proxy statement/prospectus of the reference of Netherland, Sewell & Associates, Inc. contained in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the caption “Experts” included in the joint proxy statement/prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
June 11, 2004